EXHIBIT 12


                       BELL ATLANTIC--PENNSYLVANIA, INC.
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)



                                                            Nine Months
                                                               Ended
                                                         September 30, 1998
                                                        -------------------
Income before provision for income taxes,
 extraordinary items, and cumulative effect of
 changes in accounting principles .....................      $  538.6
Interest expense ......................................          92.1
Portion of rent expense representing interest .........          14.2
Amortization of capitalized interest ..................           4.7
                                                             --------
Income, as adjusted ...................................      $  649.6
                                                             ========
Fixed charges:
Interest expense ......................................      $   92.1
Portion of rent expense representing interest .........          14.2
Capitalized interest ..................................           6.8
                                                             --------
Fixed Charges .........................................      $  113.1
                                                             ========
Ratio of Earnings to Fixed Charges ....................          5.74
                                                             ========

                                                                         Years Ended December 31,
                                                        -----------------------------------------------------------
                                                            1997        1996        1995        1994        1993
                                                        ----------- ----------- ----------- ----------- -----------
Income before provision for income taxes,
 extraordinary items, and cumulative effect of
 changes in accounting principles .....................  $  589.6    $  700.6    $  730.8    $  624.1    $  586.5
Interest expense ......................................     114.8       112.0       120.6       125.4       131.9
Portion of rent expense representing interest .........      17.5        14.1        19.5        19.0        18.9
Amortization of capitalized interest ..................       5.5         5.8         6.7         1.3          --
                                                         --------    --------    --------    --------    --------
Income, as adjusted ...................................  $  727.4    $  832.5    $  877.6    $  769.8    $  737.3
                                                         ========    ========    ========    ========    ========
Fixed charges:
Interest expense ......................................  $  114.8    $  112.0    $  120.6    $  125.4    $  131.9
Portion of rent expense representing interest .........      17.5        14.1        19.5        19.0        18.9
Capitalized interest ..................................       6.1         5.4         7.5         2.2          --
                                                         --------    --------    --------    --------    --------
Fixed Charges .........................................  $  138.4    $  131.5    $  147.6    $  146.6    $  150.8
                                                         ========    ========    ========    ========    ========
Ratio of Earnings to Fixed Charges ....................      5.26        6.33        5.95        5.25        4.89
                                                         ========    ========    ========    ========    ========